DocuSign Envelope ID: BB777E48-C457-4397-9E28-E298C6F16D23 COMMERCIAL REGISTRY OF THE STATE OF SÃO PAULO (JUCESP) - FILING 0.578.565/23-7 (bar code) SMILES FIDELIDADE S.A. National Corporate Taxpayers’ Registry of the Ministry of Finance (CNPJ/MF) No. 48.946.987/000 State Registration Number (NIRE) 35300606485 MINUTES OF THE EXTRAORDINARY GENERAL MEETING HELD ON MARCH 16, 2023 1 DATE, TIME, AND PLACE: Held on March 16, 2023, at 5:00 p.m., at the principal place of business of Smiles Fidelidade S.A.. (“Company”), in the city of São Paulo, State of São Paulo, at Pça. Comandante Linneu Gomes, no number, gate 3, building 17, part, Jardim Aeroporto, Postal Code (CEP) 04626-020. 2 CALL NOTICE AND ATTENDANCE: The publication of the call notice for this Extraordinary General Meeting of the Company (“Meeting”) was waived, pursuant to article 124, paragraph 4 of Law No. 6.404 of December 15, 1976, as amended (“Corporation Law”), due to the presence of the shareholder holding the entire capital stock of the Company, as identified below (“Sole Shareholder”). 3 BOARD: The board was composed of Mr. Eduardo José Bernardes Neto - as Chairman; and Ms. Renata Domingues da Fonseca Guinesi - as Secretary. 4 AGENDA: To discuss and resolve on the following matters: (i) the increase in the Company’s capital stock, through the issuance of common, registered shares with no par value (“Shares”), to be fully paid up by transferring the Contributed Assets (as defined below) to the Company’s capital stock; (ii) ratification of the appointment and retainment of the Experts (as defined below) responsible for preparing the Valuation Report (as defined below); (iii) approval of the Appraisal Report; (iv) approval of the amendment to the Company’s bylaws (“Bylaws”) to reflect the resolution to be approved under item (i) above, as well as its restatement; and (v) authorization for the Company’s managers and attorneys-in-fact to take all measures and perform all acts related to the implementation of the matters to be resolved at this Meeting. 5 RESOLUTIONS: After analyzing the matters on the agenda, the Sole Shareholder resolved to approve the following, without any reservations: (i) approval of the increase in the Company’s capital stock, in the total amount of six hundred Reais (R$600.00), through the issuance of six hundred (600) Shares, at the issue price of one Real (R$1.00) per Share, set in accordance with article 170, paragraph 1, item II of the Brazilian Corporation Law, so that the Company’s capital stock will be increased from four hundred Reais (R$400.00) represented by four hundred (400) Shares, to one thousand Reais(R$1,000.00), represented by one thousand (1,000) Shares. The Shares issued in connection with said increase are hereby subscribed by the Sole Shareholder and paid in by means of the transfer to the Company’s capital stock of the assets indicated in the Appraisal Report (“Contributed Assets”), as per the subscription bulletin that constitutes Exhibit I to these minutes; (ii) approval of the ratification of the appointment and retainment of accountants (i) Gabriel Duarte Patricio, Brazilian citizen, single, born, resident and domiciled in the city of Rio de Janeiro, State of Rio de Janeiro, at Rua Cândido Mendes No. 236, block B, apt. 509, Glória, Postal Code (CEP) 20.241-220,

Exhibit T3B.3 - Restated Bylaws of Smiles Fidelidade S.A.

bearer of identity card No. RJ-120315/0-1 issued by CRC-RJ and registered with the Individual Taxpayer’s Register of the Ministry of Finance (“CPF/MF”) under No. 116.728.497-64; (ii) Jorge Dias Patricio, Brazilian citizen, married under the partial community property regime, born, resident, and domiciled in the city of Rio de Janeiro, State of Rio de Janeiro, at Rua Cândido Mendes No. 236, block B, apt. 509, Glória, Postal Code (CEP) 20.241-220, holder of identity card No. RJ-015540-2 issued by CRC-RJ and registered with the CPF/MF under No. 023.958.357-49; and (iii) Leonardo Patricio Giráldez, Brazilian citizen, married under the partial community property regime, born, resident, and domiciled in the city of Rio de Janeiro, State of Rio de Janeiro, at Rua Joaquim Nabuco No. 212, apt. 402, Ipanema, Postal Code (CEP) 22.080-060, holder of identity card RJ-086962/O-0 issued by CRC-RJ and registered with the CPF/MF under No. 034.100.867-22, as experts responsible for preparing the Appraisal Report, in accordance with articles 8 and 170, paragraph 3 of the Corporation Law (collectively, “Experts”); (iii) approval of the appraisal report of the Contributed Assets, at book value, as per Exhibit II to these minutes (“Appraisal Report”); (iv) approval, in view of the resolution passed pursuant to item 5(i) above, of the amendment to article 5, head paragraph of the Bylaws, which shall come into force as follows: “Article 5. The Company’s capital stock is one thousand Reais(R$1,000.00), fully subscribed and paid up, divided into one thousand (1,000) common, registered shares, with no par value.” Immediately afterwards, the restatement of the Bylaws was approved, which shall come into force in the form of Exhibit III hereto; and (v) approval, by unanimous vote and without any provisos, reservations, or restrictions, of the authorization for the Company’s managers and attorneys-in-fact to take all measures and perform all acts related to the implementation of the matters resolved at this Meeting, and all measures and acts that have already been taken or performed relating to the matters hereby approved are hereby ratified. 6 DRAWING UP: The Sole Shareholder authorized the drawing up of these minutes in summary form, in accordance with article 130, paragraph 1 of the Corporation Law. 7 ADJOURNMENT: There being no further business to be transacted, this Meeting was adjourned, and these minutes were drawn up, read, and approved, and signed by all those present. 8 SIGNATURES: Board: Eduardo José Bernardes Neto (Chairman); and Renata Domingues da Fonseca Guinesi (Secretary). Shareholder present: Gol Linhas Aéreas S.A. (matches the original drawn up in the appropriate book) São Paulo, March 16, 2023. Board: (electronic signature via DocuSign) (electronic signature via DocuSign) Eduardo José Bernardes Neto Renata Domingues da Fonseca Guinesi Chairman Secretary SMILES FIDELIDADE S.A. CNPJ/MF No. 48.946.987/0001-68 NIRE 35300606485 MINUTES OF THE EXTRAORDINARY GENERAL MEETING

HELD ON MARCH 16, 2023 EXHIBIT I Subscription Bulletin GOL LINHAS AÉREAS S.A., herein represented in accordance with the provisions of its bylaws, subscribes and pays in six hundred (600) common shares, all registered and with no par value, issued by Smiles Fidelidade S.A. (“Company”), in the total amount of six hundred Reais (R$600.00), at the issue price of R$1.00 per share, subject to the capital stock increase approved by the Company’s Extraordinary General Meeting held at 5:00 p.m. on March 16, 2023 (“Meeting”), paid in as described below. Shareholder Number of Shares Subscribed Subscription Amount Payment Method GOL LINHAS AÉREAS S.A., a joint-stock company registered with the National Corporate Taxpayers’ Register of the Ministry of Finance (CNPJ/MF) under No. 07.575.651/0001-59, with principal place of business in the city of Rio de Janeiro, State of Rio de Janeiro, at Praça Senador Salgado Filho, no number, Back Office Management Room, public area, axes 46-48/O-P, Postal Code (CEP) 20021-340. Six hundred (600) common registered shares, without par value. Six hundred Reais (R$600.00). The shares now subscribed are hereby fully paid up through the contribution to the Company’s capital of all the assets listed in Exhibit I to the minutes of the Meeting by the signatory hereof. Subscriber: GOL LINHAS AÉREAS S.A. (electronic signature via DocuSign) (electronic signature via DocuSign) Celso Guimarães Ferrer Junior Eduardo José Bernardes Neto Chief Executive Officer Officer SMILES FIDELIDADE S.A. CNPJ/MF No. 48.946.987/0001-68 NIRE 35300606485 MINUTES OF THE EXTRAORDINARY GENERAL MEETING HELD ON MARCH 16, 2023 EXHIBIT II Appraisal Report

(This exhibit begins on the next page.) (Remainder of page intentionally left blank.) Accounting appraisal report of assets determined based on accounting practices adopted in Brazil To the Shareholders and Managers of GOL Linhas Aéreas Inteligentes S.A. Independent accountants, statement, and scope of opinion This REPORT was prepared jointly by the accountants GABRIEL DUARTE PATRICIO, Brazilian citizen, single, born in Rio de Janeiro, resident and domiciled in this City at Rua Cândido Mendes No. 236, block B, apt. 509, Glória, Postal Code (CEP). 20.241-220, holder of identity card RJ-120315/0-1, CRC-RJ, and registered with the CPF-MF under No. 116.728.497-64; JORGE DIAS PATRICIO, Brazilian citizen, married under the partial community property regime, born in Rio de Janeiro, resident and domiciled in this City at Rua Cândido Mendes No. 236, block B, apt. 509, Glória, Postal Code (CEP). 20.241-220, holder of identity card RJ-015540-2, issued by CRC-RJ, and registered with the CPF-MF under No. 023.958.357-49, and LEONARDO PATRICIO GIRÁLDEZ, Brazilian citizen, married under the partial community property regime, born in Rio de Janeiro, resident and domiciled in this City at Rua Joaquim Nabuco No. 212, apt. 402, Ipanema, Postal Code (CEP). 22.080-060 holder of identity card RJ-086962/O-0, issued by CRC-RJ, and registered with the CPF-MF under No. 034.100.867-22. For all legal and accounting purposes, they declare that they have no direct or indirect interest in the legal entity involved in this work, or in its operation, there being no relevant circumstance that could characterize a conflict of interests for the issuance of this REPORT, as well as that there was no attempt to direct, limit, hinder, or perform any act that could have compromised the access to, use or knowledge of information, assets, documents, or work methodologies relevant to the quality of the conclusions, and they now appraise, in light of the faithful representation, for legal purposes, formalized in this REPORT. Context, scope, and objective The Appraisal Report (REPORT) was prepared by independent qualified accountants (ACCOUNTANTS), at the request of the management of GOL Linhas Aéreas Inteligentes S.A. (GOL), a privately-held corporation with principal place of business (parent company) at Praça Senador Salgado Filho no number, Ground Floor, Downtown, Rio de Janeiro - RJ, Postal Code (CEP): 20.021-340, registered with the CNPJ under No. 07.575.651/0001-59, and aims to check and validate the book values of observable intellectual assets, internally generated assets, and financial assets, typified among internet domains, list of consumers, suppliers, advertising materials, regulations, and operational and commercial rules related to the Smiles program and other financial assets. The scope of this report is limited to appraising the assets that will be incorporated into the Capital Stock of a related party (investee) of the Company in accordance with the applicable accounting standards in force. The purpose of this report is to support the accounting assessment of assets in accordance with the understanding of CPC (Accounting Pronouncements Committee) 04 – Intangible Assets, CPC 00 (R2) - Conceptual Framework for Financial Reporting and other pronouncements that may apply, so that the appraised assets are represented by the appropriate measurement basis. Management’s responsibility for accounting information The entity’s management is responsible for keeping the books and preparing accounting information in accordance with accounting practices adopted in Brazil, as well as for the relevant internal controls that it has determined are necessary to allow the preparation of such accounting information free from material distortion, whether caused by fraud or error. The summary of the main accounting practices is described in Exhibit II to this REPORT.

Conclusion

Pursuant to the accounting appraisal criterion, the understanding according to item 33 of CPC 04 (R1) - Intangible Assets, is that intellectual assets generated internally, which meet the conditions to generate economic benefits, are controllable by the entity and identifiable, may only be measured in accounting terms (at fair value) if they are acquired or transferred through a Business Combination between companies that do not have common control (item B1 of CPC 15 - Business Combination defines that the Business Combination between entities under common control, before and after the Combination, is outside the scope of the standard), and therefore there is no change in the measurement basis.

In the same sense of this accounting appraisal, CPC 39 - Financial Instruments describes that the item to be settled at its net cash value shall be recognized until its delivery, expected sale, or usage requirements, with equity instruments, financial instruments, and financial assets being included in the scope.

For the purposes of appraising the net assets covered in this report, no provisions were identified that were linked to the assets assessed in the most recent Financial Statements audited and published by the Company, in accordance with the guidelines of CPC 25 - Provisions, Contingent Liabilities, and Contingent Assets, which define provisions as being a present obligation resulting from a past event, probable disbursement of future funds and for which a reliable value estimate can be made. Provisions or liabilities may arise from labor and civil proceedings, corporate restructuring, guarantees, onerous contracts, etc.

Considering the criteria adopted and described in this REPORT, we conclude that the total value of the Assets corresponds, in reliable amounts on March 16, 2023, to six hundred *Reais* (R$600.00).

The book value of the appraised Assets is given below in *Reais* (R$) in the statement:

Asset	Useful life	Holder	Class	Type	Book Value
clubsmiles.com.br	06/24/2030	Smiles Fidelidade S.A.	Intangible	Domain	R$0.00
diamondsmile.com.br	12/19/2023	Smiles Fidelidade S.A.	Intangible	Domain	R$0.00
dicassmiles.com.br	12/12/2031	Smiles Fidelidade S.A.	Intangible	Domain	R$0.00
dicassmiles.net.br	12/12/2032	Smiles Fidelidade S.A.	Intangible	Domain	R$0.00
eticanasmiles.com.br	08/09/2032	Smiles Fidelidade S.A.	Intangible	Domain	R$0.00
letssmile.com.br	12/19/2024	Smiles Fidelidade S.A.	Intangible	Domain	R$0.00

milesdobem.com.br	07/26/2032	Smiles Fidelidade S.A.	Intangible	Domain	R$0.00
orangeweek.com.br	08/02/2031	Smiles Fidelidade S.A.,	Intangible	Domain	R$0.00
orangeweeksmiles.com.br	08/02/2031	Smiles Fidelidade S.A.	Intangible	Domain	R$0.00
orthosmiley.com.br	12/19/2023	Smiles Fidelidade S.A.	Intangible	Domain	R$0.00
pizzasmile.com.br	12/19/2024	Smiles Fidelidade S.A.	Intangible	Domain	R$0.00
portaldevantagenssmiles.com.br	06/21/2023	Smiles Fidelidade S.A.	Intangible	Domain	R$0.00
programajunto.com.br	01/08/2029	Smiles Fidelidade S.A.	Intangible	Domain	R$0.00
programasmiles.com.br	06/21/2023	Smiles Fidelidade S.A.	Intangible	Domain	R$0.00
saudesmile.com.br	12/19/2024	Smiles Fidelidade S.A.	Intangible	Domain	R$0.00
smartsmile.bsb.br	12/19/2023	Smiles Fidelidade S.A.	Intangible	Domain	R$0.00
smilecare.com.br	12/19/2025	Smiles Fidelidade S.A.	Intangible	Domain	R$0.00
smileinstitute.com.br	12/19/2024	Smiles Fidelidade S.A.	Intangible	Domain	R$0.00
smilekids.com.br	12/19/2025	Smiles Fidelidade S.A.	Intangible	Domain	R$0.00
smileproject.com.br	12/19/2024	Smiles Fidelidade S.A.	Intangible	Domain	R$0.00

smiles.eco.br	09/21/2031	Smiles Fidelidade S.A.	Intangible	Domain	R$0.00
smiles.net.br	10/21/2031	Smiles Fidelidade S.A.	Intangible	Domain	R$0.00
smilesdigital.com.br	12/12/2031	Smiles Fidelidade S.A.	Intangible	Domain	R$0.00
smilesdigital.net.br	09/25/2023	Smiles Fidelidade S.A.	Intangible	Domain	R$0.00
smilesfidelidade.com.br	07/25/2032	Smiles Fidelidade S.A.	Intangible	Domain	R$0.00
smilesite.com.br	06/21/2023	Smiles Fidelidade S.A.	Intangible	Domain	R$0.00
smilesofagirl.com.br	12/19/2023	Smiles Fidelidade S.A.	Intangible	Domain	R$0.00
smilespromocao.com.br	06/21/2023	Smiles Fidelidade S.A.	Intangible	Domain	R$0.00
smilesviagem.com.br	09/21/2031	Smiles Fidelidade S.A.	Intangible	Domain	R$0.00
smilesviagens.com.br	06/21/2023	Smiles Fidelidade S.A.	Intangible	Domain	R$0.00
smilex.com.br	12/19/2023	Smiles Fidelidade S.A.	Intangible	Domain	R$0.00
smilexcenter.com.br	12/19/2023	Smiles Fidelidade S.A.	Intangible	Domain	R$0.00
smillesgol.com.br	06/21/2023	Smiles Fidelidade S.A.	Intangible	Domain	R$0.00
smillestours.tur.br	06/19/2023	Smiles Fidelidade S.A.	Intangible	Domain	R$0.00

televodemilhas.net.br	12/12/2031	Smiles Fidelidade S.A.	Intangible	Domain	R$0.00
varig.com.br	01/30/2033	Smiles Fidelidade S.A.	Intangible	Domain	R$0.00
yoursmile.com.br	12/19/2023	Smiles Fidelidade S.A.	Intangible	Domain	R$0.00
shoppingsmiles.com.br	06/04/2023	Gol Linhas Aéreas S.A.	Intangible	Domain	R$0.00
smiler.com.br	06/21/2023	Gol Linhas Aéreas S.A.	Intangible	Domain	R$0.00
smiles.com.br	08/06/2032	Gol Linhas Aéreas S.A.	Intangible	Domain	R$0.00
smilestravel.com.br	09/16/2032	Gol Linhas Aéreas S.A.	Intangible	Domain	R$0.00
Smiles no ar - p. 820347450	01/04/2030	Gol Linhas Aéreas S.A.	Intangible	Mark	R$0.00
Smiles + X-p.820403598	03/27/2031	Gol Linhas Aéreas S.A.	Intangible	Mark	R$0.00
E-Ponte - p. 823063445	09/09/2028	Gol Linhas Aéreas S.A.	Intangible	Mark	R$0.00
Click-Smiles - p. 823146049	09/09/2028	Gol Linhas Aéreas S.A.	Intangible	Mark	R$0.00
Smiles Chef Brasil - p. 827427247	06/15/2030	Gol Linhas Aéreas	Intangible	Mark	R$0.00

		S.A.			
Estrela Brasileira - p. 828371172	06/29/2030	Gol Linhas Aéreas S.A.	Intangible	Mark	R$0.00
Smilesnet - p. 828975841	09/15/2029	Gol Linhas Aéreas S.A.	intangible	Mark	R$0.00
Varigtravel - p. 828975876	09/15/2029	Gol Linhas Aéreas S.A.	Intangible	Mark	R$0.00
Bistrô da Ponte - p. 830113240	11/25/2024	Gol Linhas Aéreas S.A.	Intangible	Mark	R$0.00
Smiles Club - p. 830167374	07/12/2031	Gol Linhas Aéreas S.A.	Intangible	Mark	R$0.00
Smiles - p. 830239120	03/13/2032	Gol Linhas Aéreas S.A.	Intangible	Mark	R$0.00
Smiles - p. 830239138	03/13/2023	Gol Linhas Aéreas S.A.	Intangible	Mark	R$0.00
Smiles - p. 830284400	03/13/2023	Gol Linhas Aéreas S.A.	Intangible	Mark	R$0.00
Rota Preferida Smiles - p. 905078349	07/31/2027	Gol Linhas Aéreas S.A.	Intangible	Mark	R$0.00
Smiles Shopping - p. 840365632	06/28/2026	Gol Linhas Aéreas S.A.	Intangible	Mark	R$0.00
Clube Smiles -p. 906726824	08/08/2027	Gol Linhas Aéreas S.A.	Intangible	Mark	R$0.00

Smiles Mais - p. 906726832	08/08/2027	Gol Linhas Aéreas S.A.	Intangible	Mark	R$0.00
Smiles - p. 907697399	01/03/2027	Gol Linhas Aéreas S.A.	Intangible	Mark	R$0.00
Smiles - p. 907697461	01/03/2027	Gol Linhas Aéreas S.A.	Intangible	Mark	R$0.00
Smiles - p. 907697577	01/03/2027	Gol Linhas Aéreas S.A.	Intangible	Mark	R$0.00
Milhar - p. 912089792	10/02/2028	Gol Linhas Aéreas S.A.	Intangible	Mark	R$0.00
Milhar - p. 912089830	10/02/2028	Gol Linhas Aéreas S.A.	Intangible	Mark	R$0.00
Milhar - p. 912089890	10/02/2028	Gol Linhas Aéreas S.A.	Intangible	Mark	R$0.00
Milhas do bem Smiles - p. 913894290	09/10/2029	Gol Linhas Aéreas S.A.	Intangible	Mark	R$0.00
Milhas do bem Smiles - p. 913894320	02/26/2029	Gol Linhas Aéreas S.A.	Intangible	Mark	R$0.00
Junto by Smiles - p. 915096617	06/18/2029	Gol Linhas Aéreas S.A.	Intangible	Mark	R$0.00
Junto by Smiles - p. 915096633	06/18/2029	Gol Linhas Aéreas S.A.	Intangible	Mark	R$0.00

Junto by Smiles - p. 915096650	06/18/2029	Gol Linhas Aéreas S.A.	Intangible	Mark	R$0.00
Junto - p. 916807517	11/19/2029	Gol Linhas Aéreas S.A.	Intangible	Mark	R$0.00
Junto - p. 916807550	11/19/2029	Gol Linhas Aéreas S.A.	Intangible	Mark	R$0.00
Junto - p. 916807584	11/19/2029	Gol Linhas Aéreas S.A.	Intangible	Mark	R$0.00
Junto by Smiles - p. 916807614	11/19/2029	Gol Linhas Aéreas S.A.	Intangible	Mark	R$0.00
Junto by Smiles - p. 916807649	11/19/2029	Gol Linhas Aéreas S.A.	Intangible	Mark	R$0.00
Junto by Smiles - p. 916807665	11/19/2029	Gol Linhas Aéreas S.A.	Intangible	Mark	R$0.00
Junto - p. 917068556	12/24/2029	Gol Linhas Aéreas S.A.	Intangible	Mark	R$0.00
Junto - p. 917068580	12/24/2029	Gol Linhas Aéreas S.A.	Intangible	Mark	R$0.00
Junto - p. 917068599	12/24/2029	Gol Linhas Aéreas S.A.	Intangible	Mark	R$0.00
Junto by Smiles - p. 917068645	12/24/2029	Gol Linhas Aéreas S.A.	Intangible	Mark	R$0.00

Junto by Smiles - p 917068688	12/24/2029	Gol Linhas Aéreas S.A.	Intangible	Mark	R$0.00
Junto by Smiles - p. 917068718	12/24/2029	Gol Linhas Aéreas S.A.	Intangible	Mark	R$0.00
Consumer list (fair value)	N/A	Gol Linhas Aéreas S.A.	Intangible	Clients	R$0.00
Supplier list (fair value)	N/A	Gol Linhas Aéreas S.A.	Intangible	Suppliers	R$0.00
Advertising materials	N/A	Gol Linhas Aéreas S.A.	Intangible	Others	R$0.00
Smiles Program Regulations	N/A	Gol Linhas Aéreas S.A.	Intangible	Others	R$0.00
Clube Smiles Regulations	N/A	Gol Linhas Aéreas S.A.	Intangible	Others	R$0.00
Operational and commercial rules of the Smiles program	N/A	Gol Linhas Aéreas S.A.	Intangible	Others	R$0.00
Capital Contribution	N/A	Gol Linhas Aéreas S.A.	Other current assets	Financial Instruments	R$600.00

Rio de Janeiro, March 16, 2023

(sgd)

Gabriel Duarte Patricio

CRC/RJ: 120315/0-1

(sgd)

Leonardo Patricio Giráldez

CRC/RJ 086962/0-0 (sgd) Jorge Dias Patricio CRC/RJ: 15554/0-2 Exhibit I to the accounting appraisal Report of assets determined based on accounting practices adopted in Brazil: The observed Assets (scope) of the entity Gol Linhas Aéreas Inteligentes S.A., raised on January 12, 2023, to demonstrate the net book value (VCL) recorded in the entity’s most recent financial statements and the book value according to applicable standards determined in this report are reproduced below in Reais (R$): Assets Net Book Value Accounting appraisal value Current assets 600.00 600.00 Other assets 600.00 600.00 Non-current assets 0.00 0.00 Intangible assets 0.00 0.00 Total assets 600.00 600.00 Exhibit II to the accounting appraisal Report of assets determined based on accounting practices adopted in Brazil Explanatory Notes, standards, methodology, and accounting practices 1. Functional currency and preparation basis The amounts are presented in Reais, which is the entity’s functional currency. The financial information presented has been rounded to thousands of Reais, unless otherwise indicated. The entity’s financial statements are the responsibility of management and were prepared in accordance with accounting practices adopted in Brazil, which include the pronouncements issued by the Accounting Pronouncements Committee - CPC. 2. Measurement bases The assets appraised in this report have non-monetary, identifiable characteristics and no physical substance (intangible) and are governed by the “CPC 04 (R1) - Intangible Assets”. The measurement basis was based on their respective historical costs, less any accrued amortization and accrued impairment losses. Regarding the measurement basis, the reappraisal of these classes of assets is prohibited in situations that are not authorized by Brazilian legislation, as would be the permitted case, for example, in a Business Combination, whose measurement basis would be fair value. In correlation with current Brazilian legislation, accounting pronouncement “CPC 15 - Business Combinations” states that the cost of an intangible asset acquired in a business combination, whether or not it originated from internal generation, should be the fair value on the acquisition date, which reflects the expectations of market participants on the acquisition date regarding the probability that the future economic benefits incorporated in the asset shall be generated in favor of the entity and that the amount of the values delivered in excess of the capital gains (fair value), after the effect of deferred taxes, would therefore be considered as Goodwill (new concept of goodwill paid for expected future profitability).

3. Fair Value By definition, fair value is the price that would be received in the settlement of an asset or liability between knowledgeable market parties in an orderly transaction. Fair value measurement techniques are divided into 3 levels of inputs, with priority given to the hierarchy that uses prices quoted in active markets for identical assets or liabilities and a lower hierarchy to unobservable market data. 4. Related parties It is the person or entity that has an affinity with the entity in question. Among several types, the following may be included, according to CPC 05 (R1) - Disclosure about Related Parties: (i) Persons or their close family members, if the latter have full or shared control of the entity in question or have significant influence or are part of the key management personnel; (ii) A person identified in letter (i) who has significant influence over the entity, or is part of the key management personnel of the entity (or the entity’s controlling entity); (iii) Entities that are members of the same associated economic group; (iv) Controlled entity; (v) Jointly controlled entity; (vi) Entity jointly controlled by an entity that is a member of an economic group of which the other entity is a member; (vii) Entities under joint control of a third entity and the other entity is an affiliate of that third entity; (viii) The entity is a post-employment benefit plan that meets certain requirements; (ix) The entity is controlled by a person listed in item (i); (x) The entity, or any member of the group of which it is a part, provides key management personnel services to the reporting entity or to the parent of the reporting entity 5. Related party transactions Refers to the transfer of funds, services, or obligations between a reporting entity and a related party, regardless of whether a price is charged in return. 6. Business combination It is an operation to acquire control of the financial and operational policies of another entity. The most common methods are: acquisition of control, consolidation, spin-off, merger, etc. The methods can be operationalized through: transfer of cash or assets, assumption of liabilities, issuance of equity instruments, or without the transfer of any consideration, including through purely contractual agreements. A business combination only exists when the business (set of assets), the acquirer (entity that obtains control of another company), the acquired entity (entity whose controls are obtained by the acquirer), and owners (holders of equity interest in an entity) are identified. According to items B1 to B4 of CPC 15 (R1) - Business Combinations, the pronouncement does not apply to business combinations of entities or businesses under common control, as control is not transitory. “This Pronouncement does not apply to business combinations of entities or businesses under common control. A business combination involving entities or businesses under common control is a business combination in which all of the entities or businesses in the combination are controlled by the same party or parties, both before and after the business combination, and such control is not transitory.” 7. Financial Instruments A Financial Instrument is a contract that gives rise to a financial asset for the entity, and consequently, a financial liability (debt) or equity instrument for the other entity (equity). 8. Subsequent events No provisions or liabilities for contingencies linked to the assets assessed in this report were identified between the date of disclosure of the audited Quarterly Information - ITR for the period ended September 30, 2022 and the base date of this report. SMILES FIDELIDADE S.A. CNPJ/MF No. 48.946.987/0001-68 NIRE 35300606485 MINUTES OF THE EXTRAORDINARY GENERAL MEETING HELD ON MARCH 16, 2023 EXHIBIT III Restated Bylaws CHAPTER I NAME, PRINCIPAL PLACE OF BUSINESS, PURPOSE, AND DURATION Article 1. Smiles Fidelidade S.A. (“Company”) is a joint-stock company governed by these bylaws (“Bylaws”) and by the applicable statutory and regulatory provisions, in particular by Law No. 6.404 of December 15, 1976, as amended (“Corporation Law”). Article 2. The Company has its principal place of business, jurisdiction, and domicile in the city of São Paulo, State of São Paulo, at Pça. Comandante Linneu Gomes, no number, gate 3, building 17, part, Jardim Aeroporto, Postal Code (CEP) 04626-020, and may open or close branches, agencies, offices and representations and any other establishments anywhere in the Brazilian territory and abroad, for the performance of its activities, upon resolution of the Executive Board. Article 3. The Company’s corporate purpose is: (a) to develop and manage its own or third-party customer loyalty program; (b) to market the rights to redeem prizes under the customer loyalty program; (c) to create a database of individuals and legal entities; (d) to represent other Brazilian or foreign companies; (e) to obtain and process transactional information regarding consumer habits; (f) to provide auxiliary services for the trade of goods and products, including, but not limited to, their import and export, in addition to the acquisition of items and products directly and indirectly related to the performance of the activities described above; (g) to operate the travel and tourism agency business; (h) to provide tourism services in general; (i) to sell commissioned or provide paid intermediation of individual or group tickets, tours, trips and excursions; (j) to provide paid intermediation in the reservation of accommodations; (k) to represent transport companies, accommodation companies, and other companies providing tourism services; (l) to own intellectual property rights and assets related to technological infrastructure; (m) to engage in activities connected, related, or complementary to air transport, in accordance with the applicable law; and (n) to hold interest in other companies. Article 4. The term of duration of the Company shall be indefinite. CHAPTER II

CAPITAL STOCK Article 5. The Company’s capital stock is one thousand Reais (R$1,000.00), fully subscribed and paid up, divided into one thousand (1,000) common, registered shares without par value. Paragraph 1. Each common share shall grant its holder the right to one vote in the resolutions of the Company’s General Meetings, which resolutions shall be passed in accordance with the applicable law. Paragraph 2. Shares resulting from a capital increase shall be distributed among shareholders, pursuant to the law, within the term set by the meeting that resolves on the capital increase. Paragraph 3. Upon approval by shareholders representing a majority of the capital stock, the Company may acquire its own shares for cancelling them or holding them in treasury, without reducing the capital stock, and subsequently selling them, in compliance with the applicable statutory and regulatory provisions. CHAPTER III GENERAL MEETING Article 6. The General Meeting, with the functions and attributions provided for by law and in these Bylaws, shall meet once a year, within four (4) months following the end of the fiscal year to resolve on the matters provided for in the Corporation Law and, extraordinarily, whenever the law or corporate interests require it, observing, in its call notice, opening, and resolutions, the applicable legal provisions and the provisions of these Bylaws. Paragraph 1. The General Meeting shall be chaired by a shareholder or officer elected at the time, who shall invite the secretary of the meeting from among the officers or shareholders present. Paragraph 2. Except in cases of qualified quorum, as provided for by law, the resolutions of the General Meeting shall be passed by an absolute majority of votes of the shareholders present, with blank votes not being counted, subject to the restrictions established in the Corporation Law and in these Bylaws. Article 7. In addition to other duties assigned to it by law, in compliance with the quorums provided for in these Bylaws and in applicable legislation, it is incumbent upon the General Meeting: (a) to review the management accounts for the last fiscal year; (b) to examine, discuss, and vote on the financial statements, accompanied by the opinion of the Fiscal Council, when installed; (c) to elect and remove members of the Executive Board; (d) to set the annual global remuneration of the members of the Executive Board, as well as that of the members of the Fiscal Council, if installed; (e) to resolve, in accordance with the proposal presented by the management, on the allocation of the net profit for the year and the distribution of dividends; (f) to amend these Bylaws; (g) to resolve on capital increases; (h) to resolve on capital reductions; (i) to resolve on consolidations, spin-offs, transformations, mergers, or mergers of shares involving the Company;

(j) to award bonuses in shares issued by the Company, as well as to resolve on any redemptions, amortizations, reverse split, and stock split of shares issued by the Company; (k) to approve plans to grant options to purchase or subscribe for shares issued by the Company to its managers, employees, and individuals who provide services to the Company, as well as to managers, employees, and individuals who provide services to other companies that directly or indirectly control, are affiliated to, or are controlled by the Company; (l) to resolve on the issuance of shares or any securities by the Company, defining the respective issue price and the quantity of securities to be issued, in accordance with the provisions and subject to the exceptions provided for in the Corporation Law and in these Bylaws; (m) to resolve on the judicial or extrajudicial reorganization of the Company or to file for its bankruptcy; (n) to resolve on the dissolution or liquidation of the Company, or termination of its liquidation status, as well as elect the liquidator and the Fiscal Council that shall operate during the liquidation period; (o) to resolve on any matter submitted to it by the Executive Board; and (p) to resolve any cases not covered by these Bylaws, in compliance with the provisions of the Corporation Law. CHAPTER IV MANAGEMENT Article 8. The Company shall be managed by an Executive Board composed of at least one (1) and at most three (3) members, one (1) of whom shall be the Chief Executive Officer and the remaining Officers shall have no specific designation, and who may be shareholders or not, resident in Brazil, elected annually by the General Meeting, re-election being permitted. Paragraph 1. The Officers are exempt from posting bond and their compensation shall be set by the General Meeting that elects them, unless otherwise decided by shareholders representing an absolute majority of votes. Paragraph 2. Upon expiration of the term of office, the Officers shall continue to hold office until their successors take office. Paragraph 3. The investiture in office shall be carried out by means of a document drawn up in the appropriate book. Paragraph 4. Subject to the provisions of these Bylaws and applicable legislation, the Executive Board shall meet with the presence of a majority of its respective members, and its resolutions shall be considered valid by the affirmative vote of a majority of those present. Paragraph 5. Minutes of Executive Board meetings shall be drawn up in the appropriate book, signed by all Officers present. Paragraph 6. The Chief Executive Officer shall be responsible for coordinating the activities of the Executive Board and supervising all activities of the Company, in addition to: (a) formulating the Company’s operational strategies and guidelines, as well as establishing the criteria for executing the resolutions of the General Meeting, with the participation of the other Officers; (b) supervising all activities of the Company and keeping the other members of the Executive Board informed about the activities of the Company and the progress of its operations; (c) enforcing these Bylaws and the guidelines and compliance with the resolutions passed at General Meetings and at its own meetings; (d) administering, managing, and supervising the corporate business, as well as issuing and approving internal instructions and regulations they deem useful or necessary to ensure compliance with the corporate purpose of the Company; (e) coordinating and supervising the activities of the Executive Board, calling and presiding over its meetings; (f) exercising other duties conferred upon them by the General Meeting; (g) appointing the Officer who shall replace them in their absences and temporary impediments; and (h) representing the Company before various audiences and in relationship and institutional policy responsibilities. Paragraph 7. The other Officers shall have the functions assigned to them at the time of their election, except for the authority of the Chief Executive Officer to assign them other non-conflicting duties, in addition to managing the progress of the Company’s business, performing all acts necessary for its regular operation. Article 9. In the event of occasional impediment of an officer, their duties shall be performed by any other officer, nominated by the others. In the event of a vacancy, the nominated officer shall remain in office until the election and investiture of a substitute by the General Meeting. Article 10. The Executive Board has broad powers to administer and manage the company’s business, and may perform all acts necessary to manage the Company and represent it before third parties, in or out of court, and before any public authority and federal, state, or municipal government agencies; exercise normal management powers, sign documents, deeds, contracts, and credit instruments; issue and endorse checks; open, operate, and close bank accounts; take out loans, offer guarantees, acquire, sell, encumber, or assign, in whole or in part, personal or real property. Article 11. The representation of the Company in any act that creates liability for the Company or releases third parties from obligations to the Company, including the representation of the Company in court, as plaintiff or defendant, is the responsibility of: (a) the Chief Executive Officer, acting individually; or (b) two (2) Officers, jointly; (c) one (1) Director acting jointly with one (1) attorney-in-fact; or (d) two (2) attorneys-in-fact of the Company, provided that such attorneys have been appointed by the Chief Executive Officer or by any two (2) Officers acting jointly, in accordance with article 11 of these Bylaws. Paragraph 1. The Company may be represented by one (1) single Officer or attorney-in-fact (i) at General Meetings or meetings of members of companies in which it holds interest; (ii) before bodies of any sphere of government, professional councils or associations or workers’ unions; (iii) in cases of providing personal testimony; (iv) as representatives in hearings; and (v) in any ordinary acts that do not create liability for the Company. Paragraph 2. The performance of acts or operations of the Company abroad may be carried out by one (1) single Officer or attorney-in-fact, provided that such attorneys-in-fact have been appointed with specific powers by the Chief Executive Officer or by any two (2) Directors acting jointly. Article 12. Powers of attorney shall always be granted on behalf of the Company by the Chief Executive Officer or by any two (2) Officers, acting jointly, and they shall specify the powers granted and, with the exception of those with the clause ad judicia, they shall have a pre-determined term of validity, observing the limits stipulated by these Bylaws or by law. Sole Paragraph. In the absence of a determination of the term of validity in the powers of attorney granted by the Company, it shall be presumed that they were granted for a term of one (1) year. Article 13. The acts of any Officer, attorney-in-fact or employee that involve the Company in obligations and business or operations alien to its corporate purpose are expressly prohibited and are null and void with respect to the Company. CHAPTER V FISCAL COUNCIL

Article 14. The Company shall have a Fiscal Council, which shall not operate permanently and, when installed, under the terms provided for by law, shall be composed of at least three (3) and at most five (5) sitting members and an equal number of alternates, whether shareholders or not. Paragraph 1. The Fiscal Council members shall be elected by the Annual General Meeting for a term of one (1) year, re-election being permitted. Paragraph 2. The Fiscal Council members shall have the duties, attributions, and responsibilities established by the current corporate legislation, by the Corporation Law. Paragraph 3. The investiture of the sitting and alternate Fiscal Council members is subject to the signing of an instrument of investiture, recorded in a specific book. Paragraph 4. The Fiscal Council members shall be replaced, in their absence or impediment, by their respective alternate. In the event of a vacancy in office as Fiscal Council member, the respective alternate shall take their place. In the absence of an alternate, the General Meeting shall be called to elect a member for the vacant office. Paragraph 5. The compensation of the Fiscal Council members shall be established by the General Meeting that elects them, in compliance with the provisions of article 162, paragraph 3 of the Corporation Law. CHAPTER VI GENERAL PROVISIONS Article 15. The Company’s fiscal year shall begin on January 1st and end on December 31st of each year. Article 16. At the close of the fiscal year, the Company shall prepare a balance sheet and other financial statements required by the applicable law. Article 17. The profits recorded in each fiscal year shall be allocated as determined by the General Meeting, as recommended by the Executive Board, after hearing the Fiscal Council, when in operation, and after making the deductions determined by the applicable law. Article 18. By decision of shareholders representing a majority of the capital stock, the Company may prepare interim balance sheets at any time in order to determine results and distribute profits in shorter periods. Article 19. The company shall distribute, as a mandatory dividend in each fiscal year, twenty-five percent (25%) of the net profit, as adjusted in accordance with the Corporation Law. Article 20. The Company shall be liquidated in the cases provided for by law or by resolution of the General Meeting, with the quorum of shareholders representing a majority of the capital stock, which shall determine the form of its liquidation, elect the liquidators and set their remuneration. Article 21. Any cases not covered by these Bylaws shall be resolved by the General Meeting and governed in accordance with the provisions of the Corporation Law. Article 22. Any action between shareholders or against the Company shall be brought before the courts of the Judicial District of São Paulo, State of São Paulo. DocuSign Certificate of Completion Envelope ID: BB777E48C45743979E28E298C6F16D23 Status: Completed Subject: AGE 20230316 - Aporte - Incorporação do IP Rigths_VF

CPF:		
Source envelope:		
Document pages: 16	Signatures: 4	Envelope sender:
Certify pages: 5	Initials: 0	Guilherme Vignola Santoro
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Time zone: (UTC-03:00) Brasilia		IP Address: 157.167.132.180
Record tracking		
Status: Original	Bearer: Guilherme Vignola Santoro	Location: DocuSign
03/17/2023 6:52:51 PM	GVSANTORO@voegol.com.br	
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Celso Guimarães Ferrer Junior	(electronic signature via DocuSign)	Sent on: 03/17/2023 7:00:08 PM
cgfjunior@voegol.com.br		Viewed on: 03/19/2023 11:36:30 AM
Chairman		Signed on: 03/19/2023 11:36:36 AM
GOL Linhas Aéreas S.A.	Signature Adoption: Pre-selected Style	
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pgi/273545.doc
03/07/25